Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +650.328.4600 Fax: +650.463.2600 www.lw.com

FIRM /AFFILIATE OFFICES
October 12, 2007	Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong	New Jersey New York Northern Virginia Orange County Paris San Diego
	London Los Angeles Madrid Milan	San Francisco Shanghai Silicon Valley Singapore
MAP Pharmaceuticals, Inc. 2400 Bayshore Parkway, Suite 200 Mountain View, California 94043	Moscow Munich	Tokyo Washington,D.C.

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 5,567,584 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), 2007 Equity Award Plan (the “2007 Plan”) and Employee Stock Purchase Plan (the “ESPP” and together with the 2005 Plan and 2007 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Act”), on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2007 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing, and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance, delivery and payment for the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, the Shares will be duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

October 12, 2007

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP